Exhibit 10.10
SEVERANCE AND CONSULTING AGREEMENT
THIS SEVERANCE AND CONSULTING AGREEMENT (the “Agreement”) entered into as of this 30th day of December, 2005, between SFBC International, Inc., a Delaware corporation (the “Company”) and Lisa Krinsky, M.D. (“Krinsky”).
     WHEREAS, Krinsky has held various positions as an executive officer and member of the Board of Directors of the Company and/or its subsidiaries pursuant to an Employment Agreement dated May 20, 2005 (the “Employment Agreement”); and
     WHEREAS, the Company and Krinsky have agreed to terminate her existing relationship with the Company and its subsidiaries in a mutually acceptable manner.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and Krinsky agree as follows:
1.	Termination and Resignation. The Employment Agreement is terminated effective immediately. Krinsky hereby resigns from all positions as an officer and/or director of the Company and/or its subsidiaries and as manager of any SFBC LLC’s effective immediately.

2.	Term of Agreement.
(a)	Term. This Agreement shall commence on December 31, 2005 and continue for a period of twenty-four (24) months (the “Term”).

(b)	Continuing Effect. Notwithstanding any termination of this Agreement or the Employment Agreement, at the end of the Term or otherwise, the provisions of Sections 7 and 8 shall remain in full force and effect and the provisions of Section 8 shall be binding upon the legal representatives, successors and assigns of the Executive.
3.	Payment and Benefits.
(a)	Cash Payment. Krinsky shall receive payment aggregating one million eight hundred thousand dollars ($1,800,000). Payment shall be made to Krinsky as follows: one half of the above amount shall be paid to Krinsky within three (3) to five (5) days from the execution of this Agreement and, at the same time, the remaining half will be deposited in the Trust Account of Tew Cardenas LLP for disbursement to Krinsky six (6) months from the date of this Agreement.

(b)	Waiver of Additional Compensation. Krinsky hereby waives any claim to additional compensation of any kind under the Employment Agreement or otherwise including, without limitation, any unvested options, restricted stock units and bonus.

(c)	Benefits. Krinsky’s health insurance coverage shall be continued at the Company’s expense for a period of twelve (12) months after the date of this Agreement.
4.	Consultation. Krinsky shall be available to consult with the Company from time to time during the Term of this Agreement as may reasonably be requested by the CEO and/or Chairman of the Company.

5.	Cooperation. Krinsky shall, during the Term of this Agreement, make herself available to cooperate with the Company and its attorneys to prepare for and attend interviews and/or hearings and/or to give testimony in any investigations, lawsuits or other proceedings involving the Company in matters that currently exist or which may arise.

6.	Stock Sales. Krinsky agrees that she will abide by the restrictions that apply to an insider under SEC Rule 144 in any sale of Company stock.

7.	Non-Competition Agreement.
(a)	Competition with the Company. For a period of twenty-four (24) months commencing on the date of this Agreement, Krinsky (individually or in association with, or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member, or otherwise, of or through any person, firm, corporation, partnership, association or other entity) shall not, directly or indirectly, compete with the Company (which for the purpose of this Agreement also includes any of its affiliates) by acting as an officer (or comparable position) of, owning an interest in, or providing services to any entity within any metropolitan area in the United States or other country in which the Company was actually engaged in business as of the time of termination of employment or during the Term of this Agreement or where the Company reasonably expected to engage in business within three (3) months of the date of termination of employment or the end of the Term of this Agreement. For purposes of this Agreement, the term “compete with the Company” shall refer to any business activity in which the Company was engaged during the Term of this Agreement, provided, however, the foregoing shall not prevent Krinsky from (i) accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company’s business (the “Prohibited Business”), if Krinsky’s employment is totally unrelated to the Prohibited Business, (ii) competing in a country where as of the time of the alleged violation the Company has ceased engaging in business, or (iii) competing in a line of business which as of the time of the alleged violation the Company has either ceased engaging in or publicly announced or disclosed that it intends to cease engaging in; provided, further, the foregoing shall not prohibit Krinsky from owning up to 5% of the securities of any publicly-traded enterprise provided Krinsky is not a director, officer, consultant, employee, partner, joint venturer, manager, member of, or to such enterprise, or otherwise compensated for services rendered thereby.
(b)	Solicitation of Clients. During the periods in which the provisions of Section 7(a) shall be in effect, Krinsky, directly or indirectly, will not seek nor accept Prohibited Business from any Client (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Client to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Client, or any enterprise or business other than the Company. For purposes of this Agreement, the term “Client” means any person, firm, corporation, partnership, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Client, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be.

(c)	No Payment. Krinsky acknowledges and agrees that no separate or additional payment will be required to be made to her in consideration of her undertakings in this Section 7, and confirms she has received adequate consideration for such undertakings.
8.	Non-Disclosure of Confidential Information.
(a)	Confidential Information. Confidential Information includes, but is not limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Services (as defined herein), the Company’s budgets and strategic plans, and the identity and special needs of Clients, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and Client lists, Client information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, Clients and former Clients. In addition, Confidential Information also includes Clients and the identity of and telephone numbers, e-mail addresses and other addresses of executives or agents of Clients who are the persons with whom the Company’s executives, officers, employees, and agents communicate in the ordinary course of business. Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of Krinsky, (ii) information set forth in the written records of Krinsky prior to disclosure to Krinsky by or on behalf of Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by Krinsky in writing from a third party (excluding any affiliates of Krinsky) who did not acquire such Confidential Information or trade secret, directly or indirectly, from Krinsky or the Company. As used herein, the term “Services” shall include all clinical or pre-clinical research, testing, protocol design, data management, medical writing, bioavailability studies or analysis, clinical and bioanalytical services or similar such services conducted by the Company or any affiliate with respect to any of the foregoing during the Term of Krinsky’s employment or the Term of this Agreement.
(b)	Legitimate Business Interests. Krinsky recognizes that the Company has legitimate business interests to protect and as a consequence, Krinsky agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets, (ii) valuable confidential business, technical, and/or professional information that otherwise does not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key, relationships with specific prospective or existing Clients, subjects, vendors or suppliers; (iv) Client goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, methods, operations and procedures.

(c)	Confidentiality. Following termination of employment and expiration of this Agreement, the Confidential Information shall be held by Krinsky in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with Krinsky’s employment by or consultation with the Company. Krinsky further acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset. Krinsky shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential

Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. Krinsky shall not copy any Confidential Information except to the extent necessary to Services to be provided to the Company under this Agreement nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to her Services and then only with the authorization of an officer of the Company (excluding Krinsky). All records, files, materials and other Confidential Information obtained by Krinsky in the course of her employment or consultation with the Company are confidential and proprietary and shall remain the exclusive property of the Company, its Clients, or subjects, as the case may be. Krinsky shall not, except in connection with and as required by her performance of her duties under this Agreement, for any reason use for her own benefit or the benefit of any person or entity with which she may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding Krinsky).
9.	Equitable Relief.
(a)	The Company and Krinsky recognize that the services to be rendered under this Agreement by Krinsky are special, unique and of extraordinary character, and that in the event of the breach by Krinsky of the Terms and conditions of this Agreement or if Krinsky, without the prior express consent of the board of directors of the Company, shall take any action in violation of Section 7 and/or Section 8, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below, to enjoin Krinsky from breaching the provisions of Section 7 and/or Section 8. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

(b)	Any action must be commenced in Miami-Dade County, Florida. Krinsky and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. Krinsky and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against Krinsky or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of Krinsky or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

10.	Conflicts of Interest. During the Term of this Agreement, Krinsky shall not, unless approved by the Compensation Committee of the Board Directors, directly or indirectly:
(a)	participate as an individual in any way in the benefits of transactions with any of the Company’s suppliers, vendors, Clients, or subjects, including, without limitation, having a financial interest in the Company’s suppliers, vendors, Clients, or subjects, or making loans to, or receiving loans, from, the Company’s suppliers, vendors, Clients, or subjects;

(b)	realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with Krinsky’s employment or consultation with the Company for Krinsky’s personal advantage or gain; or

(c)	accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a professional, medical, technical, or managerial capacity by, a person or entity which does business with the Company.
11.	Indemnification. The Company and Krinsky reaffirm their existing Indemnification Agreement. Further, the Company agrees to reimburse Krinsky for reasonable attorneys’ fees paid to Alvin Entin, Esq., in connection with the pending U.S. Senate and SEC inquiries if not otherwise covered.

12.	Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. Krinsky’s obligations hereunder may not be assigned or alienated and any attempt to do so by Krinsky will be void.

13.	Severability.
(a)	Krinsky expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of Krinsky and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on Krinsky’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
(b)	If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.
14.	Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, or next business day delivery, or by facsimile delivery (in which event a copy shall immediately be sent by Federal Express or similar receipted delivery), as follows:

To the Company:	SFBC International, Inc.
11190 Biscayne Boulevard
Miami, FL 33181
Facsimile: (305) 895-8616

With a Copy to:	Tew Cardenas LLP
1441 Brickell Ave., 15th Floor
Miami, FL 33131
Facsimile: (305) 536-1116
Attention: Dennis A. Nowak, Esq.

To Krinsky:	Lisa Krinsky, M.D.
1131 Hillsboro Mile
Hillsboro Beach, FL 33062

With a Copy to:	Alvin Entin, Esq.
Entin, Della Fera & Greenberg, P.A.
110 S.E. 6th St.
Ft. Lauderdale, FL 33301
Facsimile: (954) 761-7201

or to such other address or facsimile number, as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.
15.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

16.	Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

17.	Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

18.	Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

19.	Additional Documents. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

20.	Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

21.	Arbitration. Except for a claim for equitable relief, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Miami-Dade County, Florida (unless the parties agree in writing to a different location), before three arbitrators in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrators. The decision and award made by the arbitrators shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.
     IN WITNESS WHEREOF, the Company and Krinsky have executed this Agreement as of the date and year first above written.

SFBC International, Inc.
_____________________________________________	By: _____________________________________________

Title: ____________________________________________

Krinsky

_____________________________________________	By: _____________________________________________ Lisa Krinsky, M.D.